EXHIBIT 10.1

Second Amendment to the
Delta Air Lines, Inc. 2007 Performance Compensation Plan
Section 5(b) of the Delta Air Lines, Inc. 2007 Performance Compensation Plan 2007 Plan shall be deleted in its entirety and replaced by the following:

“(b)
Share Counting. Any Shares subject to an Award (but not including any Substitute Award), that expires, is cancelled, forfeited, or otherwise terminates without the delivery of Shares shall again be, or shall become, available for distribution under the Plan; provided, however, that (i) any Shares tendered in payment of an Option, (ii) Shares withheld by the Company to satisfy any tax withholding obligation with respect to the exercise of an Option or SAR, or (iii) Shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award, shall not again be available for distribution under the Plan.”

1